Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

W.K.C., Inc., a Texas corporation, BLP Holdings, LLC, a Texas limited liability company,
Brian Paul and Rick’s Cabaret International, Inc., a Texas corporation

Purchase and Sale of 251,000 shares
of the Outstanding Common Stock of W.K.C., Inc., a Texas corporation

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT "A" – Real Estate Sales Contract

Schedule 1.2 –2007 Ad Valorem Tax Proration
Schedule 3.6 –Consents
Schedule 3.8 – Taxes
Schedule 3.9 – Financial Statements
Schedule 3.10 – List of Permits

Schedule 3.13 – Leases and Service Contracts
Schedule 3.19 –Employee Benefit Plans
Schedule 3.23 –Proceedings Related to Premises

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this 23rd day of April, 2007, by and among WKC, Inc., a Texas corporation (the “Company”), BLP Holdings, LLC, a Texas limited liability company (“Seller”), Brian Paul (“Paul”) and Rick’s Cabaret International, Inc., a Texas corporation (“Purchaser” or “Rick’s”).

WHEREAS, Seller owns 251,000 shares of common stock, no par value, of the Company, which shares represents 100% of all of the shares of capital stock of the Company presently issued and outstanding (the “Shares”); and

WHEREAS, Paul is the President of the Company and is the sole manager and member of the Seller; and

WHEREAS, the Company owns and operates an adult entertainment cabaret known as New Orleans Nights (“New Orleans Nights”) located at 7101 Calmont, Fort Worth, Texas  76116 (the “Premises”); and

WHEREAS, the Seller desires to sell the Shares of the Company to Rick’s on the terms and conditions set forth herein; and

WHEREAS, Rick’s desires to purchase the Shares of the Company from Seller on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1    Sale of the Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Seller hereby agrees to sell, transfer, convey and deliver to Rick’s all of the Shares of common stock of the Company, free and clear of all encumbrances, which represents all of the outstanding capital stock of the Company, and shall deliver to Rick’s stock certificates representing the Shares, duly endorsed to Rick’s or accompanied by duly executed stock powers in form and substance satisfactory to Rick’s.

Section 1.2    Purchase Price.  As consideration for the purchase of the Shares, Rick’s shall pay to Seller a total consideration of $4,900,000 (the “Purchase Price”) payable by cashier’s check, certified funds or wire transfer at the Closing of the transaction, of which $______ shall be deposited into an Escrow Account as provided for in Article VII.  The Purchase Price shall be subject to adjustment for the pro rata payment of ad valorem taxes on the Premises, calculated through the date of Closing based on the 2006 assessed values as set forth on Schedule 1.2 attached hereto.

Stock Purchase Agreement - Page 3

ARTICLE II
CLOSING

Section 2.1    The Closing.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Murphy Mahon Keffler & Farrier, L.L.P., 500 Main Street, Suite 1200, Fort Worth, Texas 76102, or at such other time and place as agreed upon among the parties hereto (the “Closing”).

Section 2.2    Delivery and Execution.  At the Closing: (a) the Seller shall deliver to Rick’s certificates evidencing the Shares of the Company, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to Rick’s or accompanied by duly executed stock powers in form and substance satisfactory to Rick’s against delivery by Rick’s to the Seller of payment in an amount equal to the Purchase Price of the Shares being purchased by Rick’s in the manner set forth herein; and (b) the Related Transactions (as defined below) shall be consummated prior to or concurrently with the Closing.

Section 2.3    Related Transactions.  In addition to the purchase and sale of the Shares, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)
The Seller and Paul will enter into a five (5) year covenant not to compete with Rick’s pursuant to the terms of which the Seller and Paul will agree not to compete, either directly of indirectly, with the Company, New Orleans Nights or Rick’s by operating an establishment featuring live female nude or semi-nude entertainment within a twenty (20) mile radius of the Premises;

(ii)
The Company shall assign to RCI Holdings, Inc. the Company’s rights under that certain Real Estate Sales Contract (herein so called) between the Company and the owners of the Premises dated April 4, 2007, attached hereto as Exhibit”A”, providing for the purchase and sale of the Premises; and

(iii)	The Seller and Rick’s shall enter into an Escrow Agreement as contemplated by Article VII hereof at or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND PAUL

The Seller and Paul, jointly and severally, hereby represent and warrant to Rick’s as follows:

Section 3.1    Organization, Good Standing and Qualification.  The Company (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller or the Company.

Stock Purchase Agreement - Page 4

At Closing, the authorized capital stock of the Company consists of  321,000 shares of common stock, no par value, of which 251,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by the Company.  All of the issued and outstanding shares of common stock of the Company are owned by the Seller and are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company.

Section 3.2    Subsidiaries.  The Company has no subsidiaries.

Section 3.3    Ownership of the Shares.  The Seller owns, beneficially and of record, all of the Shares of the Company, which represents all of the issued and outstanding shares of capital stock of the Company, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.   The Seller has no obligation to sell the Shares to any third party, nor does any other party have any right of first refusal or any other right to acquire the Shares from the Seller.  The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Shares to Rick’s as contemplated herein, Rick’s will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

Section 3.4    Authorization.   Paul represents that he is a single person of full age of majority, is president of the Company and is the sole member and manager of the Seller and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by for himself.  All action on the part of Paul necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Paul enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Stock Purchase Agreement - Page 5

All corporate action on the part of the Company and the Seller necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the Seller has been taken or will be taken prior to the Closing.  The Company and Seller have the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company and the Seller, enforceable against the Company and the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 3.5    No Breaches or Defaults. Except as set forth on Schedule 3.6 hereto, the execution, delivery, and performance of this Agreement by Paul, the Seller and the Company does not:  (i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Shares, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Paul, the Seller or the Company is a party or by which the Shares may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6    Consents.  Except as set forth on Schedule 3.6 hereto, no permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller or the Company in connection with the execution and delivery by the Seller or the Company of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 3.7    Pending Claims.  There is no claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of the Seller’s, Paul’s or the Company’s knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material adverse effect upon the assets, properties, operations, business or financial condition of the Seller or the Company or the transfer by Seller to Rick’s of the Shares under this Agreement, nor is there any basis, to the knowledge of Seller, Paul or the Company for any such action.  No litigation is pending, or, to Seller’s, Paul’s or the Company’s knowledge, threatened against Seller or the Company, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither Seller nor the Company is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect the Company, the Seller or the Shares to be transferred under this Agreement.

Stock Purchase Agreement - Page 6

Section 3.8    Taxes.  Except as reflected on Schedule 3.8 hereto, the Company has timely and accurately filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  Except as reflected on Schedule 3.8 hereto, the Company has made adequate provision for the payment of all taxes accruable for all periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any tax or governmental charge of any nature. Except as reflected on Schedule 3.8 hereto, no assessments or notices of deficiency or other communications have been received by the Company with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  There are no agreements between the Company and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 3.9    Financial Statements.  Attached hereto as Schedule 3.9 are the following financial statements of the Company (collectively, the "Financial Statements"): unaudited balance sheets and statements of income as of and for (i) the fiscal years ended December 31, 2006, 2005 and 2004, and (ii) the periods ended January 31, 2007, February 28, 2007, March 31, 2007.  The Financial Statements (including the notes thereto) have been prepared in accordance with accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company.  At the Closing, the Company will provide Purchaser with a closing balance sheet (the “Closing Balance Sheet”) reflecting the assets, liabilities and shareholders equity as of the date immediately prior to Closing, which Closing Balance Sheet shall be correct and complete in all material respects. Except as, and to the extent reflected or reserved against in the Financial Statements and the Closing Balance Sheet, the Company, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, not fully reflected or reserved against in the Financial Statements.  As of the Closing Date, Seller, Paul and the Company represent there have been no material adverse change in the financial condition or other operations, business, properties or assets of the Company since the date of the Financial Statements.

Section 3.10    Compliance with Laws.  The Company is, and at all times prior to the date hereof have been, to the best of its knowledge, in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of their assets or the operation of their businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Company.  Seller, Paul and the Company have no basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company.  Exhibit 3.10 sets forth all licenses and permits held by the Company used in the operation of its businesses as they are now being conducted, all of which are currently in good standing and in effect, and which will be in and remain in good standing and effect as of the Closing Date.  These licenses and permits represent all of the licenses and permits required by the Company for the operation of its business as it is now being conducted.

Stock Purchase Agreement - Page 7

Section 3.11    Title to Properties; Encumbrances.  The Company has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of the Company, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Company, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby.   At the time of Closing, the assets of the Company shall include, but shall not be limited to, the assets set forth in the Company’s Financial Statements along with all equipment and fixtures located on the Premises at New Orleans Nights as of the Closing Date.

Section 3.12    Labor Matters.  The Company is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Company any labor disputes, strikes or work stoppages.  To the best of  Seller’s and Paul’s knowledge, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  The Company is not a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of the Company.

Section 3.13    Contracts and Leases.  Except as disclosed on Exhibit 3.13, the Company (i) has no leases of personal property relating to the assets of the Company, whether as lessor or lessee; (ii) has no contractual or other obligations relating to the assets of the Company, whether written or oral; and (iii) has not given any power of attorney to any person or organization for any purpose relating to the assets of the Company.  The Company has an existing real estate lease agreement covering the real property where New Orleans Nights operates its adult entertainment cabaret located at 7101 Calmont, Fort Worth, Texas, 76116.  The Company has furnished Purchaser a copy of each and every contract, lease or other document relating to the assets of the Company to which they are subject or are a party or a beneficiary (collectively, the “Contracts”).  To Seller’s, Paul’s and the Company’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto and are enforceable in accordance with their terms.  Neither the Seller,  Paul nor the Company has any knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company or the operation of its business after the Closing.

Section 3.14    Material Agreements; Action.   Except for the Contracts, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company is a party or by which either the Company or its assets are bound.

Stock Purchase Agreement - Page 8

Section 3.15    No Default.  Neither Seller nor the Company is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of Seller or the Company, and there has been no default in any material obligation to be performed by Seller or the Company under any other contract, lease, agreement, commitment or undertaking to which it is a party or by which it or its assets or properties are bound, nor, to the knowledge of Seller, have Seller or the Company waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 3.16    Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Rick’s, are accurate and complete and have been maintained in accordance with sound business practices.  Upon Closing, all books and records will be in the possession of Seller or the Company.

Section 3.17    Disclosure.  No representation or warranty of the Seller or the Company contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.18    No Pending Transactions.  Except for the transactions contemplated by this Agreement, neither Seller nor Paul nor the Company is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company, or (ii) the sale of any or all or substantially all of the assets of the Company.

Section 3.19    Employee Benefit Plans.  Except as set forth on Schedule 3.19 hereto, the Company is not a party to any employee-benefit plan.

Section 3.20    Brokerage Commission.  No broker or finder has acted on behalf of Seller or the Company in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or the Company.

Section 3.21    Unpaid Bills.  As of the Closing, there will be no unpaid bills or claims in connection with any repair of the Premises or other work performed or materials purchased in connection with the repair of the Premises.

Section 3.22    Notices.  Neither the Seller, Paul nor the Company has received any written notice (i) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the Premises which, if not corrected, would result in termination of insurance coverage or increase its cost, (ii) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Premises, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to the Premises, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of the Premises.

Stock Purchase Agreement - Page 9

Section 3.23    Proceedings Relating to Premises.  Except as set forth on Schedule 3.23 hereto, there is no pending, or, to the best of Seller's, Paul’s or the Company’s knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Premises or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Premises or by reason of the use and operation of the Premises, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against the seller of the Premises or the Premises itself, or the taking of the Premises for public needs.

Section 3.24    Public Improvements.  Neither the Seller nor Paul nor the Company has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Premises or which will or could result in the creation of any lien upon the Premises or any part thereof.

Section 3.25    Certificates.  To the best of Seller’s, Paul’s and the Company’s knowledge, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the Premises have been obtained and are in full force and effect.

Section 3.26    Material Defect.  Neither the Seller nor Paul nor the Company has knowledge of any material defects to the Premises which have not been disclosed in writing to the Purchaser.

                Section 3.27    Flooding.  Neither the Seller nor Paul nor the Company has knowledge of any flooding which has occurred on the Premises.

Section 3.28    Environmental.  To the best of Seller’s, Paul’s and the Company’s knowledge, the Premises is not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Premises.

For purposes of this Article III, references to the "knowledge" of Seller or the Company shall refer only to the actual knowledge of Brian Paul, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, agent, manager, representative or employee of Seller or the Company.

Stock Purchase Agreement - Page 10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF RICK’S

Rick’s hereby represents and warrants to the Seller and the Company as follows:

Section 4.1    Authorization.  Rick’s is a corporation duly organized in the state of Texas and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  All action on the part of Rick’s necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Rick’s enforceable against Rick’s in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.2    No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Rick’s does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Rick’s is a party.

Section 4.3    Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Rick’s in connection with the execution and delivery by Rick’s of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

Section 4.4    Disclosure.  No representation or warranty of Rick’s contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.5    Brokerage Commission.  No broker or finder has acted on behalf of Rick’s in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Rick’s.

Stock Purchase Agreement - Page 11

ARTICLE V
CONDITIONS TO CLOSING OF PAUL, THE SELLER
AND THE COMPANY

Each obligation of Paul, the Seller and the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article V, except to the extent that such satisfaction is waived by Paul, the Seller and the Company in writing.

Section 5.1    Representations and Warranties Correct.  The representations and warranties made by Rick’s contained in this Agreement shall be true and correct as of the Closing Date.

Section 5.2    Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Rick’s on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 5.3    Delivery of Certificate.  Rick’s shall provide to Paul, the Seller and the Company a certificate, dated the Closing Date and signed by the President of Rick’s to the effect set forth in Section 5.1 and 5.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 5.4    Payment of Purchase Price.  Rick’s shall have tendered the Purchase Price for the Shares as referenced in Section 1.2 to the Seller concurrently with the Closing.

Section 5.5    Related Transactions.  The Related Transaction set forth in Section 2.3 shall be consummated prior to or concurrently with the Closing.

Section 5.6    Corporate Resolutions.  Rick’s shall provide a certificate of the corporate resolutions of the Board of Directors of Rick’s which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 5.7    Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Rick’s.

ARTICLE VI
CONDITIONS TO CLOSING OF
RICK’S

Each obligation of Rick’s to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VI, except to the extent that such satisfaction is waived by Rick’s in writing.

Section 6.1    Representations and Warranties Correct.  The representations and warranties made by Paul, the Seller and the Company hereof shall be true and correct as of the Closing Date.

Stock Purchase Agreement - Page 12

Section 6.2    Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Paul, the Seller and the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 6.3    Delivery of Certificate.  Paul, the Seller and the Company each shall provide to Rick’s certificates, dated the Closing Date and signed by Paul, the Seller and by the President of the Company, respectively, to the effect set forth in Section 6.1 and 6.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 6.4    Delivery of Shares.  Seller shall have delivered certificates evidencing the Shares of the Company, duly endorsed to Rick’s or accompanied by duly executed stock powers in form and substance satisfactory to Rick’s.

Section 6.5    Corporate Resolutions.  The Company and the Seller shall provide to Rick’s corporate resolutions of the Board of Directors of the Company and resolutions of the members and of the managers of the Seller which approve the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 6.6    Consents; Transfer of Licenses.  All necessary transfers of licenses and leases required for the continued operation of the business of the Company as presently being conducted shall have been obtained and shall be in full force and effect, including sexually oriented business license of New Orleans Nights.

Section 6.7    Related Transactions.  The Related Transaction set forth in Section 2.3 shall be consummated prior to or concurrently with the Closing.

Section 6.8    Resignation.  The Officers and Directors of the Company shall have provided to Rick’s their written resignations.

Section 6.9    Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company or any of its assets.

Stock Purchase Agreement - Page 13

ARTICLE VII
TAX COVENANTS; ESCROW AGREEMENT

Section 7.1    Tax Covenants.

(a)           The Seller and Paul shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Company and Purchaser harmless from and against any and all federal, state and local income and property (real and personal) taxes, including penalties and interest, if any, thereon (individually, a “Tax” and collectively, “Taxes”) that may be imposed on or assessed against the Company and/or Purchaser on account of taxes imposed upon the Company or its assets prior to the Closing Date, including all taxes due on income received by the Company prior to the Closing Date.  The Seller and Paul shall also pay or cause to be paid and shall indemnify and hold harmless the Company and Purchaser against all losses, damages and reasonable third party costs and expenses (including reasonable attorney, accountant and expert witness fees and disbursements) (“Related Costs”) incurred in connection with the Taxes for which the Seller and Paul indemnifies the Company and Purchaser pursuant to this Section 7.1 (a)(or any asserted deficiency, claim demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 7.1(a).  Any payment required to be made by the Seller and Paul pursuant to this Section 7.1(a) shall be made within 30 days of written notice from the Purchaser.

(b)           The Purchaser shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Seller and Paul harmless from and against, any and all Taxes that may be imposed on or assessed against the Seller and Paul on account of Taxes imposed on the Company or its assets following the Closing Date, including all taxes due on income received by the Company beginning after the Closing Date.  The Purchaser shall also pay or cause to be paid and shall indemnify and hold harmless the Seller and Paul from and against all Related Costs of the Seller and Paul incurred in connection with the Taxes for which the Purchaser indemnifies the Seller and Paul pursuant to this Section 7.1(b) (or any asserted deficiency, claim, demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 7.1(b).  Any payment required to be made by the Purchaser pursuant to this Section 7.1(b) shall be made within 30 days of written notice from the Seller.

(c)           For purposes of this Article VII, Taxes for the period up to and including the Closing Date (“Seller's Taxes”) shall be determined on the basis of an interim closing of the books as of the end of the day prior to the Closing Date; provided, however, that in the case of any Tax not based on income or receipts, such Seller's Taxes shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the day prior to the Closing Date, and the denominator of which shall be the number of days in the taxable year.

Stock Purchase Agreement - Page 14

(d)          Seller shall be responsible for filing or causing to be filed all tax returns (specifically including the 2006 federal income tax return and Texas franchise tax report for the 2007 privilege period) required to be filed by or on behalf of the Company on or before the Closing Date, which tax returns shall be filed within 45 days following Seller’s receipt of the audited financial statements of the Company prepared by Buyer in connection with this transaction.  Purchaser shall be responsible for filing or causing to be filed all tax returns required to be filed by or on behalf of the Company after the Closing Date (other than tax returns for periods ending on or before the Closing Date but not due until after the Closing Date).  With respect to returns, if any, for periods that begin before but end after the Closing Date (“Straddle Returns”), the Purchaser shall pay or cause to be paid all Taxes to which such returns relate for all periods covered by such returns; provided, however, that the Seller shall pay to the Purchaser the amount determined pursuant to Section 7.1(a) and (b) above, but only to the extent the Seller has an obligation to indemnify the Purchaser for such amounts pursuant to Section 7.1(a) hereof, not later than fifteen days before the due date for payment of Taxes with respect to such tax returns. Such Straddle Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by Applicable Law, as solely determined by the Purchaser upon notice to the Seller.  The Purchaser shall provide the Seller with a statement setting forth in reasonable detail the amount, if any, payable pursuant to this Section 7.1(d).

(e)           The Seller and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any tax returns required to be prepared hereunder.  The Seller and the Purchaser shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

(f)           The Purchaser and the Seller shall promptly notify each other in writing upon receipt by the Purchaser or the Seller, as the case may be, of any notice of any tax audits of or assessments against the Company for taxable periods ending on or before the Closing Date.  The failure of one party promptly to notify the other party of any such audit or assessment shall not forfeit the right to indemnity except to the extent that a party is materially prejudiced as a result.  The Purchaser shall have the sole right to represent the Company's interests in any tax proceeding relating to such tax audits or assessments and to employ counsel of its choice at its expense.  The Purchaser, on the one hand, and the Seller, on the other, each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any tax proceeding.

(h)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all obligations under this Article VII shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

Section 7.2     Escrow Agreement.  At the Closing, Seller and Purchaser shall escrow with Robert D. Axelrod, P.C., as Escrow Agent, the sum of $__________ from the proceeds of the Purchase Price, which amount (the Escrow Cash”) represents the estimated unpaid Taxes of Seller pursuant to this Article VII for all periods up to the Closing Date as further provided on Schedule 3.8 hereto.  The Escrow Cash shall be held by the Escrow Agent in its IOLTA Account and shall be disposed of in accordance with the Escrow Agreement in the form attached hereto as Exhibit “B,” to be executed by the parties at the Closing.

Stock Purchase Agreement - Page 15

ARTICLE VIII
INDEMNIFICATION

Section 8.1    Indemnification from Paul and the Seller.  Paul and the Seller, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Rick’s), and hold Rick’s, its officers, directors, employees, agents, affiliates, agents, successors, assigns, and legal counsel (collectively, the "Rick’s Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys‘ fees and costs of any suit related thereto) suffered or incurred by any of the Rick’s Group arising from: (a) any misrepresentation or omission by, or breach of any covenant or warranty of the Seller, the Company or Paul contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Paul, the Company or the Seller hereunder; (b) any nonfulfillment of any agreement on the part of Seller or the Company under this Agreement; (c) from any liability or obligation due to any third party by the Company incurred prior to the Closing Date, including all damages resulting to the Rick’s Group from the Company’s breach of any of the Contracts occurring prior to the Closing Date; or (d) any suit, action, proceeding, claim or investigation against Rick’s or the Company which arises from or which is based upon or pertaining to Seller’s or the Company’s conduct or the operation or liabilities of the business of the Company prior to the Closing Date.

Section 8.2    Indemnification from Rick’s.  Rick’s agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller and Paul) and hold Paul and the Seller, their respective managers, officers, employees, agents, affiliates, legal counsel, successors and assigns (collectively, the "Seller’s Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of the Seller’s Group, arising from (a) any misrepresentation or omission by, or breach of any covenant or warranty of Rick’s contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Rick’s hereunder; (b) any nonfulfillment of any agreement on the part of Rick’s under this Agreement; (c) from any liability or obligation due to any third party by the Company incurred after to the Closing Date, including all damages resulting to the Seller’s Group from the Company’s breach of any of the Contracts occurring after the Closing Date, including the obligations of RCI Holdings, Inc. pursuant to the Real Estate Sales Contract and the promissory note and deed of trust referred to therein; or (d) any suit, action, proceeding, claim or investigation against Seller or Paul which arises from or which is based upon or pertaining to Rick’s conduct or the operation of the business of the Company subsequent to the Closing Date.

Stock Purchase Agreement - Page 16

Section 8.3    Defense of Claims.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken); provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 8.4    Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 8.5    Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the date hereof (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

Section 8.6    Limitations on Indemnification Amounts.

(a)           Notwithstanding anything in this Agreement to the contrary, no indemnification payment shall be made to Rick’s Group until the amounts which the Rick’s Group would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $10,000.00 (the “Rick’s Indemnification Threshold”), at which time the Rick’s Group shall be indemnified dollar for dollar for the entire amount of indemnification to which it would be entitled.  The indemnification provisions set forth in Section 8.1 shall not be subject to the limitations set forth in this Section 8.6(a) with respect to a breach of Section 3.1 (Organization, Good Standing and Qualification), Section 3.3 (Ownership of the Shares), Section 3.8 (Taxes), and Section 3.20 (Brokerage Commissions), and damages resulting from such excluded covenants, representations and warranties shall be indemnified to the Rick’s Indemnified Parties dollar for dollar.

Stock Purchase Agreement - Page 17

(b)            Notwithstanding anything in this Agreement to the contrary, no indemnification payment shall be made to the Seller’s Group until the amounts which the Seller’s Group would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $10,000.00 (the “Seller’s  Indemnification Threshold”), at which time the Seller’s Group shall be indemnified dollar for dollar for the entire amount of indemnification to which it would be entitled. The indemnification provisions set forth in Section 8.2 shall not be subject to the limitations set forth in this Section 8.6(b) with respect to a breach of the Real Estate Sales Contract by Rick’s following the Closing, the obligations of Rick’s for the payment of all tax liabilities of the Seller following the Closing Date, Section 4.5  (Brokerage Commissions), and damages resulting from such excluded covenants, representations and warranties shall be indemnified to the Rick’s Indemnified Parties dollar for dollar.

(ii)           The maximum aggregate liability of the Seller and Paul for any claim arising from or relating to this Agreement or the transactions contemplated hereby, whether asserted as breach of contract, tort, violation of statute or otherwise, irrespective of the theory or basis of such claim, shall not exceed the Purchase Price.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 9.2    Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	if to the Seller
	or Paul:	BLP Holdings, LLC
Attn: Brian Paul
1020 Cannongate Drive
Flower Mound, Texas 75022

	with a copy to:	Robert J. Keffler
Murphy Mahon Keffler & Farrier, LLP.
500 Main Street
Fort Worth, Texas 76102

Stock Purchase Agreement - Page 18

(b)	if to the Company:	WKC, Inc.
Attn: Brian L. Paul
1020 Cannongate Drive
Flower Mound, Texas 75022

(c)	if to Rick’s:	Eric Langan, President/CEO
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 9.3    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 9.4    Assignment;Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 9.5    Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement for a period of two years.

Section 9.6    Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Stock Purchase Agreement - Page 19

Section 9.7    Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 9.8    Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  .

Section 9.9    Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.10    Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 9.11    Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 9.12    No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 9.13    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 9.14    Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Stock Purchase Agreement - Page 20

Section 9.15    Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

[[SIGNATURES ON FOLLOWING PAGE]]

Stock Purchase Agreement - Page 21

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RICK’S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan, President/CEO

Date:	April 23, 2007

BLP HOLDINGS, LLC

/s/ Brian L. Paul
By: Brian L. Paul, Manager

Date:	April 23, 2007

WKC, INC.

/s/ Brian Paul
By: Brian Paul, President

Date:	April 23, 2007

BRIAN PAUL

/s/ Brian Paul
Brian Paul, Individually and
Sole Member and Sole Manager of.
BLP Holdings, LLC

Stock Purchase Agreement - Page 22